UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): April 14, 2016

DICERNA PHARMACEUTICALS, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-36281	20-5993609
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

87 Cambridgepark Drive

Cambridge, MA 02140

(Address of principal executive offices, including Zip Code)

Registrant’s telephone number, including area code: (617) 621-8097

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (See General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On April 18, 2016, Dicerna Pharmaceuticals, Inc. (the “Company”) announced that John “Jack” Green, the Company’s interim Chief Financial Officer, entered into an amended and restated employment agreement (the “Employment Agreement”) to become the Company’s full time Chief Financial Officer. In this role, Mr. Green will continue to serve as the Company’s principal financial officer.

Mr. Green, 62, is a certified public accountant with over 30 years of financial management experience, including more than 20 years within the biotechnology sector. Mr. Green has served as the Company’s interim Chief Financial Officer since January 2016. Prior to joining the Company, Mr. Green was Chief Financial Officer of Verastem, Inc. from May 2013 to April 2016. Prior to joining Verastem, Inc., from March 2011 until December 2012, Mr. Green was Vice President, Finance of On-Q-ity Inc. Prior to that, from May 2002 until June 2010, Mr. Green was the Senior Vice President and Chief Financial Officer of GTC Biotherapeutics (formerly Genzyme Transgenics Corporation). Mr. Green holds a master’s degree in business administration from Boston University Graduate School of Management and a bachelor’s degree from College of the Holy Cross.

Mr. Green’s Employment Agreement is effective as of April 14, 2016 and provides, among other things, that as compensation for his services as CFO, Mr. Green will receive an annual base salary initially established at $350,000 and will be eligible for an annual incentive bonus, with his initial target bonus being 40% percent of his base salary. The Board of Directors of the Company will determine Mr. Green’s actual bonus amount based on an assessment of the performance of the Company and Mr. Green during the year. The Employment Agreement also provides for Mr. Green to receive a stock option to purchase up to 265,000 shares of common stock of the Company at an exercise price equal to the closing price of the common stock on the date of grant. The option will vest over a four-year period, subject to Mr. Green’s continued employment through each vesting date. This option is subject to the terms of the Company’s Amended and Restated 2014 Performance Incentive Plan. The Employment Agreement also provides for Mr. Green to participate in the Company’s benefit programs made available to its senior executives generally. Mr. Green has entered into the Company’s standard form of indemnification agreement which provides, among other things, that the Company will indemnify Mr. Green, under the circumstances and to the extent provided for therein, for certain expenses which he may be required to pay in connection with certain claims to which he may be made a party by reason of his position as an officer of the Company, and otherwise to the fullest extent permitted under Delaware law and the Company’s Bylaws. Mr. Green does not have any family relationship required to be reported pursuant to Item 401(d) or have or had any related party transaction required to be reported pursuant to Item 404(a) of Regulation S-K.

Under the Employment Agreement, if Mr. Green’s employment is terminated by the Company without Cause or by him for Good Reason (as such terms are defined in the agreement), he will be entitled to receive cash severance equal to 12 months of his base salary, payment of a pro-rata portion of his annual bonus, and reimbursement of his COBRA premiums for up to 12 months. If such a termination occurs within one year after a change in control of the Company, in addition to the foregoing benefits, any equity awards granted to Mr. Green will vest in full. Mr. Green’s right to receive these severance benefits is subject to his providing a release of claims in favor of the Company.

The foregoing description of Mr. Green’s employment terms is a summary only and is qualified in its entirety by reference to the full text of the Employment Agreement, which will be filed as an exhibit to the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2016.

The Company hereby incorporates by reference the information relating to the appointment of Mr. Green set forth in the press release issued on April 18, 2016, a copy of which is furnished as Exhibit 99.1 to this Current Report on Form 8-K.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibit

Exhibit No.	Description

99.1	Press release titled “Dicerna Announces Appointment of John ‘Jack’ Green as Chief Financial Officer” issued by Dicerna Pharmaceuticals, Inc. on April 18, 2016

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: April 18, 2016	DICERNA PHARMACEUTICALS, INC.

	By:	/s/ Douglas M. Fambrough, III, Ph.D.
Douglas M. Fambrough, III, Ph.D.
Chief Executive Officer

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press release titled “Dicerna Announces Appointment of John ‘Jack’ Green as Chief Financial Officer” issued by Dicerna Pharmaceuticals, Inc. on April 18, 2016